                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                2001     2000
                                                                ----     ----
Net income (loss)...........................................    $(31)    $ 22
Add:
  Interest expense..........................................     132      139
  Portion of rentals representative of the interest
     factor.................................................       8       10
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      --       --
  Income tax benefit and other taxes on income..............     (12)      (1)
  Amortization of interest capitalized......................      --       --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........      --       --
                                                                ----     ----
     Earnings as defined....................................    $ 97     $170
                                                                ====     ====
Interest expense............................................    $132     $139
Interest capitalized........................................       2        4
Portion of rentals representative of the interest factor....       8       10
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      --       --
                                                                ----     ----
     Fixed charges as defined...............................    $142     $153
                                                                ====     ====
Ratio of earnings to fixed charges..........................     .68     1.11
                                                                ====     ====

NOTE: Earnings were inadequate to cover fixed charges by $45 million for the nine months ended September 30, 2001.